Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
Principal Life Insurance Company
We have audited the consolidated financial statements of Principal Life Insurance Company (the Company) as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, and have issued our report thereon dated March 29, 2018 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(3) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these schedules based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/Ernst & Young LLP

Des Moines, Iowa
March 29, 2018

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2017

			Amount as
			shown in the
			consolidated
			statement of
			financial
Type of Investment	Cost	Value	position
	(in millions)
Fixed maturities, available-for-sale:
U.S Treasury securities and obligations of U.S government
corporations and agencies	$1,281.0	$1,317.7	$1,317.7
States, municipalities and political subdivisions	6,404.4	6,757.7	6,757.7
Foreign governments	492.1	528.3	528.3
Public utilities	3,974.4	4,221.7	4,221.7
Redeemable preferred stock	33.8	36.6	36.6
All other corporate bonds	27,547.0	29,330.9	29,330.9
Residential mortgage-backed securities	2,483.8	2,512.7	2,512.7
Commercial mortgage-backed securities	3,692.6	3,667.0	3,667.0
Collateralized debt obligations	1,372.1	1,359.4	1,359.3
Other debt obligations	5,696.1	5,697.5	5,697.5
Total fixed maturities, available-for-sale	52,977.3	55,429.4	55,429.4
Fixed maturities, trading	49.1	49.1	49.1
Equity securities, available-for-sale:
Banks, trust and insurance companies	48.4	44.1	44.1
Non-redeemable preferred stock	44.8	50.0	50.0
Total equity securities, available-for-sale	93.2	94.1	94.1
Equity securities, trading	6.0	6.0	6.0
Mortgage loans	13,452.1	XXXX	13,452.1
Real estate, net:
Real estate acquired in satisfaction of debt	3.3	XXXX	3.3
Other real estate	1,729.3	XXXX	1,729.3
Policy loans	765.7	XXXX	765.7
Other investments	1,270.2	XXXX	1,270.2
Total investments	$70,346.2	XXXX	$72,799.2

Schedule III - Supplementary Insurance Information
As of December 31, 2017 and 2016 and for each of the years ended December 31, 2017, 2016 and 2015

			Contractholder
	Deferred	Future policy	and other
	acquisition	benefits and	policyholder
Segment	costs	claims	funds
	(in millions)
2017:
Retirement and Income Solutions	$887.5	$18,437.2	$30,767.9
U.S. Insurance Solutions	2,444.2	9,063.6	5,355.6
Corporate	—	181.1	2.7
Total	$3,331.7	$27,681.9	$36,126.2

2016:
Retirement and Income Solutions	$812.7	$15,455.0	$30,796.8
U.S. Insurance Solutions	2,371.5	8,673.3	5,320.0
Corporate	—	192.0	2.9
Total	$3,184.2	$24,320.3	$36,119.7

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2017 and 2016 and for each of the years ended December 31, 2017, 2016 and 2015

				Amortization of
	Premiums and	Net	Benefits, claims	deferred	Other
	other	investment	and settlement	acquisition	operating
Segment	considerations	income (1)	expenses	costs	expenses (1)
	(in millions)
2017:
Retirement and Income
Solutions	$3,671.1	$2,069.2	$4,972.6	$35.8	$1,158.1
U.S. Insurance Solutions	2,328.3	770.1	2,345.3	176.3	862.7
Corporate	—	(5.6)	—	—	(6.2)
Total	$5,999.4	$2,833.7	$7,317.9	$212.1	$2,014.6

2016:
Retirement and Income
Solutions	$2,860.9	$1,931.2	$4,108.3	$161.4	$1,114.3
U.S. Insurance Solutions	2,163.6	747.4	2,221.4	101.2	791.8
Corporate	—	(12.5)	9.8	—	(69.4)
Total	$5,024.5	$2,666.1	$6,339.5	$262.6	$1,836.7

2015:
Retirement and Income
Solutions	$3,011.4	$1,749.0	$4,158.4	$158.2	$1,126.8
U.S. Insurance Solutions	2,045.9	714.7	1,963.5	93.5	783.6
Corporate	0.1	(25.1)	13.2	—	19.4
Total	$5,057.4	$2,438.6	$6,135.1	$251.7	$1,929.8

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2017, 2016 and 2015 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
	($ in millions)
2017:
Life insurance in force	$484,912.6	$286,428.5	$1,059.5	$199,543.6	0.5%

Premiums:
Life insurance and annuities	$4,449.1	$320.0	$279.8	$4,408.9	6.3%
Accident and health insurance	1,753.6	163.1	—	1,590.5	—%
Total	$6,202.7	$483.1	$279.8	$5,999.4	4.7%

2016:
Life insurance in force	$436,055.6	$241,677.5	$1,087.8	$195,465.9	0.6%

Premiums:
Life insurance and annuities	$3,637.5	$284.5	$226.0	$3,579.0	6.3%
Accident and health insurance	1,616.7	171.2	—	1,445.5	—%
Total	$5,254.2	$455.7	$226.0	$5,024.5	4.5%

2015:
Life insurance in force	$388,720.1	$183,503.7	$1,187.1	$206,403.5	0.6%

Premiums:
Life insurance and annuities	$3,773.7	$254.5	$183.2	$3,702.4	4.9%
Accident and health insurance	1,502.1	147.1	—	1,355.0	—%
Total	$5,275.8	$401.6	$183.2	$5,057.4	3.6%